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UiPath Chief Technology Officer Raghu Malpani Takes Expanded Role as Chief Product and Technology Officer

NEW YORK – March 25, 2026 – UiPath (NYSE: PATH), a global leader in agentic automation, today announced that Chief Technology Officer Raghu Malpani will be taking on an expanded role as Chief Product and Technology Officer. Malpani will lead the company’s product and engineering teams and will continue to report to UiPath CEO and Executive Chairman Daniel Dines. This expanded role is effective March 25, 2026.

Malpani joined UiPath in May 2024 as Chief Technology Officer. Prior to joining UiPath, he held various leadership roles at Microsoft across several product families, including the Microsoft 365 Application and Data Platform, Microsoft Exchange Core, Copilot semantic index platform, Microsoft Graph, and several Microsoft Azure cloud offerings. Raghu also led the global Decisions Platform team at Meta.

“As our CTO, Raghu brought a deep passion for technology and a builder’s mindset, two traits that have been instrumental as we’ve built out the core of our platform around orchestration, automation, and AI,” said Daniel Dines, UiPath Founder and Chief Executive Officer. “It is those same qualities that make him an ideal leader to oversee our entire product roadmap. AI, automation, and orchestration are powerful force multipliers across every industry and use case. Raghu’s leadership will ensure that our customers’ goals for transformation align to our own product roadmap, closing the gap between vision and execution to meet the moment for our customers with solutions that deliver value.”

“I’m grateful to Daniel and to the Board for this opportunity,” said Raghu Malpani, UiPath Chief Product and Technology Officer. “Throughout my career, I’ve been passionate about building high-performing global teams to tackle some of the most complex challenges in enterprise software. We’re at a pivotal moment where AI, deterministic automation, and orchestration are coming together to reshape how work gets done. Our focus is on building a platform where agents, robots, and people work seamlessly together, combining intelligence with the reliability, governance, and control our customers expect. I’m excited to help accelerate how our customers innovate and scale through automation that is both powerful and predictable.”

About UiPath
UiPath (NYSE: PATH) is a global leader in agentic automation, empowering enterprises to harness the full potential of AI agents to autonomously execute and optimize complex business processes. The UiPath Platform™ uniquely combines controlled agency, developer flexibility, and seamless integration to help organizations scale agentic automation safely and confidently. Committed to security, governance, and interoperability, UiPath supports enterprises as they transition into a future where automation delivers on the full potential of AI to transform industries. For more information, visit www.uipath.com.

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